10

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                  l934


       Date of Report (Date of earliest event reported) November 4, 1996


                        U.S. Robotics Corporation
         (Exact name of registrant as specified in its charter)


      Delaware                    0-25630               36-3994412
(State or other jurisdiction  (Commission File       (IRS Employer
    of incorporation)               No.)             Identification
                                                           No.)


              8100 North McCormick Boulevard
                 Skokie, Illinois                          60076
    (Address of principal executive offices)               (Zip Code)


                             (847) 982-5010
          (Registrant's Telephone Number, Including Area Code)

Item 5.   Other Events

   On November 4, 1996, the Registrant issued a press release announcing its results of operations for its fiscal year, which ended September 29, 1996. The press release is attached as an exhibit.


Item  7.    Financial  Statements, Pro Forma  Financial  Statements  and
Exhibits

   (c)  Exhibits.

         99    Press Release dated November 4, 1996.


                               SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              U.S. Robotics Corporation

Date: November 4, 1996        BY: /s/ Mark Remissong
                              Mark Remissong
                              Vice President and Chief Financial Officer






















Contact:  Karen J. Novak
          (Media Only)
          847-982-5244
          C. David Hall
          (Investor Relations)
          847-982-5162


   U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996;
                   REVENUES UP 122%, EARNINGS UP 158%

            --Fourth Quarter Revenues a Record $611 Million--
  --Fourth Quarter Earnings, Before a Non-Recurring Charge, Were $67.5
       Million ($.71 per Share);  Up 97% vs. Fourth Quarter `95--

SKOKIE, Illinois -- November 4, 1996 -- U. S. Robotics Corporation (NASDAQ:USRX) today reported record revenues of $1,977.5 million and record earnings of $224.0 million (excluding a non-recurring charge) for its fiscal year ended September 29, 1996.

For the fourth quarter, revenues were a record $611.4 million. Revenues for the fourth quarter increased $318.0 million, or 108% over the $293.4 million for the fourth quarter ended October 1, 1995, and increased 11.8% over the $546.8 million reported for the third quarter ended June 30, 1996.

Net earnings for the fourth quarter reflected a non-recurring charge of $54.0 million incurred in connection with the acquisition of Scorpio Communications, Ltd. Excluding the non-recurring charge, net earnings for the fourth quarter of fiscal 1996 were a record $67.5 million ($.71 per share on 95.7 million shares), up 97% over the $34.2 million posted for the fourth quarter of fiscal 1995. Including the non-recurring charge, net earnings and earnings per share for the fourth quarter were $13.5 million and $.14, respectively.
                                  -more-
2-2-2-2-2-2-2
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%

Revenues for the year were $1,977.5 million, up 122% from $889.3 million for fiscal 1995. Fiscal 1996 revenues from international operations, including Canada, were $517.2 million, or 26% of total sales, an increase of $286.8 million or 124% over 1995.

Excluding non-recurring charges in both 1996 and 1995, net earnings for 1996 were $224.0 million ($2.36 per share on 94.9 million weighted average shares outstanding), an increase of 151% over the corresponding 1995 total of $89.2 million ($1.05 per share on 85.3 million shares). Including the non-recurring charges, net income for the year climbed 158% to $170.0 million, or $1.79 per share,

The  company attributed the growth in sales to continuing strong  demand for all of its product lines in all of the markets it serves, noting that increasing unit sales more than offset price reductions effected during the course of the year. For example, unit sales of the company's desktop and PC card products in the fourth quarter were up over 97% compared with the corresponding period in 1995, while average selling prices fell slightly more than 6% from the third quarter to the fourth quarter of 1996, primarily because of the retail price reduction for Sportster desktop products which the company implemented at the beginning of July.

"Our sales growth is driven by growing worldwide demand for access to information over wide area networks and especially the Internet," said Casey Cowell, U.S. Robotics Chairman, CEO and President. "Demand is strong across the board, but the factors contributing to our growth are especially evident in the success of our Total Control network systems products that are being deployed by most of the world's leading Internet and on-line service providers."
                                 -more-

3-3-3-3-3-3-3
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%

The company reported that sales of its Total Control wide area network hub product line, first introduced in 1993, totaled approximately $400 million for fiscal 1996.

Although not disclosing quarterly sales figures for all its network systems products, the company noted that the percentage of total revenues  for  the 1996 fourth quarter attributable to  sales  of  these products was up substantially from the third quarter. Compared with fiscal 1995, sales of all network systems products were up 189% while revenues from the sale of desktop and PC card products were up 106%.

Gross margins for fiscal 1996 were 41.9%, up from the 41.4% recorded for fiscal 1995. The increase was due principally to a higher percentage of total revenues being attributable to sales of higher-margin systems products, partially offset by lower margins attributable to certain PC card product lines.

Gross margins for the fourth quarter were 41.9%, unchanged from the third quarter ended in June. The effect of higher sales of systems products as a percent of total revenues was offset by reduced gross margins in the desktop and PC card businesses, reflecting competitive pricing pressures and price reductions related to disposition of remaining stocks of 14.4 Kbps products.

Total operating expenses, excluding the non-recurring charge, for the fourth quarter were $148.4 million or 24% of sales. As a percentage of sales, these expenses increased slightly from 23% in the preceding quarter. The primary reason for the increase was higher selling and marketing expenses. The company made substantial investments in
                                 -more-

4-4-4-4-4-4-4
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%

building its sales force both domestically and internationally, during the September quarter, increasing its total sales force worldwide by approximately 20%. U.S. Robotics views these additions as investments that will enable it to take advantage of the market opportunities for its products, including the recently announced x2 technology (56Kbps). x2 is a key breakthrough in modem technology that enables Internet and other network connections at speeds nearly twice as fast as those currently available over standard telephone lines.

The increased commitment of resources to international sales capabilities relate to the company's entire business but are particularly critical to expanding international sales of its network systems products.

Of particular note in the fourth quarter was the acquisition of Scorpio Communications Ltd., which enabled U.S. Robotics to gain state of the art capability in ATM (asynchronous transfer mode) switching. As previously announced, the Scorpio transaction was accounted for as a purchase. In accordance with the applicable accounting rules, $54.0 million of the total purchase price representing "in process technology" was expensed upon closing of the transaction.

Outlook
The following statements include forward-looking statements and actual results may differ materially.
Reviewing the fourth quarter and year-end results, John McCartney, U.S. Robotics executive vice president and chief operating officer, said that the company expects demand for all of its product lines to continue to grow substantially in the 1997 fiscal

                                 -more-

5-5-5-5-5-5-5
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%

year as world-wide requirements increase for highly integrated, cost-effective, end-to-end information access solutions. The company anticipates that its sales of network systems products will continue over time to grow at a more rapid rate than sales of its PC related products (desktop and PC Card products). Continued sales growth is expected to be driven by increases in unit sales of existing products and by new product introductions, which will be offset in part by anticipated future reductions in the average selling prices of existing products.

Mr. McCartney also emphasized that the company would continue to invest in new technologies such as x2 (56Kbps), wireless, switching and broadband access, including xDSL, during the coming year. "We feel it is essential to the ongoing health of the company to continue our investments in technology development. The markets we serve will continue to grow at rapid rates during the next several years. The winners in these markets will be the companies that can offer customers fully integrated end-to-end solutions. We intend to position ourselves to take advantage of the huge opportunities in the markets we serve."

U.S. Robotics also expects to continue its historical strategy of building share in the markets which it serves. The company intends to continue to build its sales force, with particular focus on expanding sales of its network systems products domestically and internationally. Depending upon the growth in revenues achieved, these investments, coupled with expenses related to the launch of the company's new x2 products, may cause selling and marketing expenses in the first half of fiscal 1997 to represent a higher percentage of total sales than in recent quarters.

                                 -more-

6-6-6-6-6-6-6
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%

The company's ability to achieve its revenue and profitability objectives in fiscal 1997 will depend on many factors beyond the company's control. These include the timing and market acceptance of x2 and other new products and features announced and introduced by the company and its competitors, and the extent to which the company is successful in implementing its ongoing strategy of continuously improving the performance/cost characteristics of its products through improved designs and manufacturing efficiencies. Other factors include rapid changes in technologies and standards relating to information access and telecommunications.

The foregoing forward-looking statements involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: changes in business conditions and growth trends affecting the company's products and markets, the personal computer and telecommunications industries and the economy in general; continuing availability of key components and technologies at competitive prices; a variety of other competitive factors such as price reductions by the company and its competitors and resulting effects on market shares; changes in consumer and business purchasing patterns; the company's merger and acquisition activities, including its success in integrating businesses it has acquired and the amounts of any non-recurring charges related to such activities; and other factors listed from time to time in documents filed by the company with the Securities and Exchange Commission.


U.S.  Robotics is one of the world's leading suppliers of  products  and systems  that  provide  access  to  information.  The  company  designs,

manufactures, markets and supports remote

                                 -more-

7-7-7-7-7-7-7
U.S. ROBOTICS REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 1996; REVENUES UP 122%, EARNINGS UP 158%


access servers, enterprise communications systems, desktop/mobile client products  and  modems and telephony products that connect computers  and other  equipment  over analog, digital and switched  cellular  networks,

enabling  users to gain access to, manage and share data, fax and  voice information. Its customers include Internet service providers,  regional

Bell  operating companies, inter-exchange carriers and a wide  range  of other large and small businesses, institutions and individuals.




U.S. Robotics Corporation And Subsidiaries
Consolidated Statement of  Earnings
(In thousands, except earnings per share data)
(UNAUDITED)

                           Quarter Ended 9/29/96
                       ----------------------------
                      Including    Excluding
                      In Process  In Process
                     Technology   Technology            Quarter
                       Charge       Charge       %       Ended
                      ---------   -----------------     10/1/95      %
                                                      -----------------
Net sales              $  611,410  $  611,410  100.0   $  293,397  100.0
Cost of goods sold        355,238     355,238   58.1      170,365   58.1
                        ---------   ---------          ----------
  Gross profit            256,172     256,172   41.9      123,032   41.9

Operating expenses
  Selling & marketing      92,706      92,706   15.2       40,755   13.9
  General &
administrative             26,768      26,768    4.4       13,844    4.7
  Research & development
                           28,945      28,945    4.7       17,416    5.9
  Purchased in pro-cess
technology                 54,000           -      -            -      -
                        ---------   ---------          ----------
                          202,419     148,419   24.3       72,015   24.5
                        ---------   ---------          ----------
    Operating profit       53,753     107,753   17.6       51,017   17.4

Interest income             1,155       1,155    0.2        3,307    1.1
Interest expense            1,663       1,663    0.3        1,173    0.4
Other income (expense)
                            (147)       (147)    0.0           91      -
                         --------  ----------          ----------
    Earnings before income
taxes                      53,098     107,098   17.5       53,242   18.1
Income tax expense         39,626      39,626    6.5       19,023    6.4
                        ---------  ----------          ----------
    Net earnings        $  13,472  $   67,472   11.0   $   34,219   11.7
                        =========  ==========          ----------

Net earnings per share
                        $    0.14  $     0.71          $     0.37
                        =========  ==========          ==========

Shares used in per
share calculation          95,681      95,681              91,717
                        =========  ==========          ==========

All share and earnings per share data have been adjusted to reflect the two-for-one stock splits in the form of 100% stock dividends paid on September 8, 1995 and May 10, 1996.

U.S. Robotics Corporation And Subsidiaries
Consolidated Statement of Earnings
(In thousands, except earnings per share data)
(UNAUDITED)


                             Fiscal Year Ended
                                  9/29/96
                      ------------------------------
                       Including    Excluding
                       In Process   In Process
                       Technology   Technology
                         Charge       Charge       %
                      ----------   ------------------
Net sales               $1,977,512  $1,977,512  100.0
Cost of goods sold       1,149,446   1,149,446   58.1
                         ---------   ---------
  Gross profit             828,066     828,066   41.9

Operating expenses
  Selling & marketing      271,585     271,585   13.7
  General &
    administrative          93,717      93,717    4.7
  Research & development
                           109,437     109,437    5.6
  Purchased in process
    technology              54,000           -      -
  Non-recurring merger
    costs                        -           -      -
                         ---------   ---------
                           528,739     474,739   24.0
                         ---------   ---------
    Operating profit       299,327     353,327   17.9

Interest income              8,424       8,424    0.4
Interest expense             4,995       4,995    0.3
Other income(expense)        (866)       (866)    0.0
                         ---------   ---------
    Earnings before income
       taxes               301,890     355,890   18.0
Income tax expense         131,870     131,870    6.7
                         ---------   ---------
    Net earnings         $ 170,020   $ 224,020   11.3
                         =========   =========

Net earnings per share
                         $    1.79   $    2.36
                         =========   =========

Shares used in per
share calculation           94,932      94,932
                         =========   =========

All share and earnings per share data have been adjusted to reflect the two-for-one stock splits in the form of 100% stock dividends paid on September 8, 1995 and May 10, 1996.

U.S. Robotics Corporation And Subsidiaries
Consolidated Statement of Earnings
(In thousands, except earnings per share data)
(UNAUDITED)


                           Fiscal Year Ended
                                10/1/95
                       --------------------------

                      Including  Excluding
                       Merger     Merger
                       costs      costs         %
                      ---------  -----------------
Net sales              $ 889,347  $ 889,347  100.0
Cost of goods sold       521,159    521,159   58.6
                        --------   --------
  Gross profit           368,188    368,188   41.4

Operating expenses
  Selling & marketing    136,585    136,585   15.4
  General &
    administrative        42,614     42,614    4.8
  Research &
    development           52,478     52,478    5.9
  Purchased in process
    technology                 -          -      -
  Non-recurring merger
    costs                 29,449          -      -
                        --------   --------
                         261,126    231,677   26.1
                        --------   --------
    Operating profit     107,062    136,511   15.3

Interest income            7,700      7,700    0.9
Interest expense           5,465      5,465    0.6
Other income(expense)      (377)      (377)      -
                        --------   --------
    Earnings before
      income taxes       108,920    138,369   15.6
Income tax expense        42,969     49,215    5.6
                        --------   --------
    Net earnings        $ 65,951   $ 89,154   10.0
                        ========   ========

Net earnings per
    share               $   0.77   $   1.05
                        ========   ========

Shares used in per
share calculation         85,304     85,304
                        ========   ========

All share and earnings per share data have been adjusted to reflect the two-for-one stock splits in the form of 100% stock dividends paid on September
8, 1995 and May 10, 1996.

U.S. Robotics Corporation And Subsidiaries
Consolidated Balance Sheet
(In thousands)
(UNAUDITED)

                                     September 29,    October 1,
                                         1996            1995
                                     -------------  --------------

                              ASSETS
CURRENT ASSETS
  Cash and marketable securities      $     16,814     $   232,803
  Accounts receivable, net                 490,040         168,365
  Inventories                              185,855         103,032
  Deferred income taxes                     45,493          22,373
Prepaid expenses and other current
  assets                                    12,407           7,739
                                       -----------    ------------
     Total current assets                  750,609         534,312

PROPERTY, PLANT & EQUIPMENT- NET           276,591         117,156

OTHER ASSETS                                40,083           8,155
                                       -----------    ------------
                                       $ 1,067,283    $    659,623
                                       ===========    ============

             LIABILITIES  AND  STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES
Current maturities of long-term
  obligations                               12,174             249
  Revolving credit borrowings               32,500               -
  Accounts payable                         130,959          78,386
  Accrued liabilities                      138,747          78,171
  Income taxes payable                      19,324           9,525
                                       -----------     -----------
     Total current liabilities             333,704         166,331

LONG-TERM OBLIGATIONS                       54,044          65,651

DEFERRED INCOME TAXES                        7,665           3,246

STOCKHOLDERS' EQUITY
  Common stock                                 881             422
  Additional contributed capital           356,266         273,939
  Retained earnings                        312,492         148,617
                                      ------------     -----------
                                           669,639         422,978
Cumulative translation adjustment
  and other                                  2,231           1,417
                                      ------------     -----------
       Total stockholders' equity          671,870         424,395
                                      ------------     -----------
                                      $  1,067,283     $   659,623
                                      ============     ===========